UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 11, 2021

SPERO THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38266	46-4590683
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

675 Massachusetts Avenue, 14th Floor Cambridge, Massachusetts	02139
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (857) 242-1600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	SPRO	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 11, 2021, Jean-François Formela, M.D. notified the Board of Directors (the “Board”) of Spero Therapeutics, Inc. (the “Company”) of his resignation from the Board and the Compensation Committee and Nominating and Corporate Governance Committee of the Board, effective as of October 11, 2021. His resignation did not result from any disagreement with the Company on any matter relating to the Company’s operations, policies, practices or otherwise.

On October 11, 2021, the Board, upon the recommendation of the Nominating and Corporate Governance Committee of the Board, appointed Kathleen Tregoning to the Board, effective as of October 11, 2021, to fill the vacancy created by Dr. Formela’s resignation. The Board also appointed Ms. Tregoning to serve on the Compensation Committee of the Board. Ms. Tregoning will serve as a Class III Director for the remainder of the Class III term, which is up for reelection at the Company’s 2023 annual meeting of stockholders.

Ms. Tregoning, age 50, has served as Chief Corporate Affairs Officer of Cerevel Therapeutics Holdings, Inc. since July 2020. Previously, from February 2017 to March 2020, Ms. Tregoning served as Executive Vice President for External Affairs at Sanofi S.A., a French multinational pharmaceutical company, where she was responsible for leading an integrated organization that brought together market access, communications, public policy, government affairs, patient advocacy and corporate social responsibility. Prior to joining Sanofi, Ms. Tregoning spent more than a decade at Biogen Inc., a multinational biotechnology company, first as Vice President, Public Policy & Government Affairs, from 2006 to 2015, and then as Senior Vice President, Corporate Affairs, from December 2015 to February 2017. Previously, Ms. Tregoning served as a professional staff member in the United States Congress, where she held health policy roles with the Senate Budget Committee, the House Energy & Commerce Committee, and the House Ways & Means Committee. Ms. Tregoning began her career with Andersen Consulting, where she developed business strategies and processes for clients in a range of industries, and later served as an Assistant Deputy Mayor for Policy & Budget in the office of the Mayor of Los Angeles. Ms. Tregoning graduated from Stanford University with a B.A. in International Relations and holds an M.A. in Public Policy from the Kennedy School of Government at Harvard University.

The Board has affirmatively determined that Ms. Tregoning is an independent director pursuant to the Nasdaq Stock Market’s governance listing standards and those rules and regulations issued pursuant to the Securities Exchange Act of 1934, as amended. There are no arrangements or understandings between Ms. Tregoning and any other person pursuant to which Ms. Tregoning was appointed as a director. There are no transactions to which the Company is a party and in which Ms. Tregoning has a material interest that are required to be disclosed under Item 404(a) of Regulation S-K. Ms. Tregoning has not previously held any positions with the Company and has no family relations with any directors or executive officers of the Company.

Ms. Tregoning will be entitled to the standard compensation paid by the Company to all of its non-employee directors under the Company’s Non-Employee Director Compensation Policy, as amended (pro-rated as applicable to reflect the actual time Ms. Tregoning will serve on the Board for the year), a copy of which is filed as Exhibit 10.6 to the Company’s Annual Report on Form 10-K, filed by the Company on March 16, 2020.

Ms. Tregoning will also enter into an indemnification agreement in the form the Company has entered into with its other non-employee directors, which form is filed as Exhibit 10.4 to the Company’s Registration Statement on Form S-1, as amended (File No. 333-220858), filed by the Company on October 6, 2017 and is incorporated herein by reference.

A copy of the press release announcing Ms. Tregoning’s appointment to the Board is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

99.1	Press Release dated October 12, 2021

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPERO THERAPEUTICS, INC.

Dated: October 12, 2021	By:	/s/ Tamara Joseph
	Name:	Tamara Joseph
	Title:	Chief Legal Officer